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                                                                     Exhibit 3.2

                             Articles of Amendment

     Pursuant to the provisions of ORS 57.370, the undersigned corporation executes the following Articles of Amendment to its Articles of Incorporation:

     1.  The name of the corporation prior to this amendment is:
          Evergreen Air, Inc.

     2. The following amendment of the Articles of Incorporation was adopted by the shareholders on November 19, 1980:

     (The article or articles being amended should be set forth in full as they will be amended to read.)

          "ARTICLE I. The name of this corporation is EVERGREEN INTERNATIONAL AVIATION, INC., and its duration shall be perpetual."


B.C.6   Articles of Amendment--For Gain
8-77    Submit in Duplicate

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     3.  The total number of shares which, at time of adoption of amendment, were outstanding 500; entitled to vote thereon 500; voted for amendment 500; voted against amendment 0.

     4. (If the shares of any class were entitled to vote on such amendment as a class.) The number of outstanding shares entitled to vote thereon and the number of shares of each such class voted for and against such amendment as follows: N/A

                     Number of Shares
                     Outstanding and             Number of Shares Voted For
Class                Entitled to Vote               __________ Against

     5. (If amendment provides for an exchange, reclassification or cancellation of issued shares, and the manner in which the same shall be effected is not otherwise set forth herein.) The exchange, reclassification or cancellation shall be effected as follows: N/A

     6. (If amendment effects a change in amount of stated capital.) The amount of stated capital as changed is $ ____________ Change effected as follows: N/A

     We, the undersigned, declare under the penalties of perjury that we have examined the foregoing and to the best of our knowledge and belief it is true, correct and complete.

                     Evergreen International Aviation, Inc.
                               Name of Corporation


by /s/  Delford M. Smith      and       /s/  Phoebe A. Hocken
   ----------------------               ----------------------
      Delford M. Smith                     Phoebe A. Hocken

            _________President                            _________ Secretary


Dated November 19, 1980